Exhibit 10.8

THIS LETTER AGREEMENT (this “Agreement”), is dated as of September 28, 2020, by and among IBIS CAPITAL SPONSOR II EDTECHX LLC (the “Sponsor”), EdtechX Holdings Acquisition Corp. II, a Delaware corporation (the “Company”), and MIHI LLC (“MIHI”), an affiliate of Macquarie Capital (USA) Inc.

WHEREAS, the Company is registering on a registration statement on Form S-1 (the “Registration Statement”) 17,250,000 units (the “Units”), each unit consisting of one share of Class A common stock, $0.0001 par value, and one-half of one redeemable warrant, with a total of 17,250,000 shares of Class A common stock and 8,625,000 redeemable warrants included as part of the units, for $10.00 per unit with a total of $172,500,000 (including a 45-day over-allotment granted to the Underwriters (as defined below)) under the Securities Act of 1933, as amended, in connection with its initial public offering (the “IPO”); and

WHEREAS, in connection with the IPO, the Company and Jefferies LLC, as the representative (the “Representative”) of the underwriters (the “Underwriters”), will enter into an underwriting agreement (the “Underwriting Agreement”);

NOW THEREFORE, in consideration of the premises above, which are incorporated in this Agreement as if fully set forth below, and the mutual covenants and other agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Sponsor, Company, and MIHI hereby agree as follows:

1. Concurrent with the closing of the IPO, the Sponsor agrees irrevocably surrender to the Company for cancellation and for nil consideration 60,000 shares (or 69,000 shares if the underwriters’ over-allotment option is exercised in full) of Class B common stock of the Company, $0.0001 par value (the “Founder Shares”).

2. Concurrent with the closing of the IPO, MIHI agrees to purchase from the Company in a private placement (i) 30,000 warrants (or 34,500 warrants if the over-allotment option is exercised in full), at a price of $1.00 per warrant ($30,000 in the aggregate, or $34,500 if the over-allotment option is exercised in full), each warrant exercisable to purchase one share of the Company’s Class A common stock at $11.50 per share (the “Private Placement Warrants”) and (ii) 60,000 Founder Shares (or 69,000 Founder Shares if the over-allotment option is exercised in full), at a price of $4.50 per share ($270,000 in the aggregate, or $310,500 if the over-allotment option is exercised in full).

3. The Company represents and warrants that the Founder Shares to be issued to MIHI will be identical to the shares of Class B common stock owned by the Sponsor and that which will be transferred to other risk capital investors, including that:

(a) the Founder Shares will be shares of Class B common stock that automatically convert into shares of the Company’s Class A common stock at the time of the Company’s initial Business Combination (defined below) on a one-for-one basis, subject to adjustment pursuant to certain anti-dilution rights as described in the Registration Statement; and

(b) the Founder Shares will be entitled to customary registration rights pursuant to a registration rights agreement (the “Registration Right Agreement”) to be entered into by the Company, MIHI and the other parties thereto substantially in the form attached as Annex I hereto.

4. (a) The Company represents and warrants that that the Private Placement Warrants will be identical to the warrants included in the units to be sold by the Company in the IPO, except that:

(i) the Private Placement Warrants (including any shares of common stock of the Company issuable upon exercise thereof) will be subject to the transfer restrictions until 30 days after the completion of our initial business combination as described in the Registration Statement;

(ii) the Private Placement Warrants (including any shares of common stock of the Company issuable upon exercise thereof) will be entitled to the registration rights set forth in the Registration Right Agreement; and

(iii) the Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by MIHI and its permitted transferees (as described in the Registration Statement). If the Private Placement Warrants are held by holders other than MIHI or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the warrants included in the Units sold in the IPO.

5. MIHI agrees as follows:

(a) In connection with Sections 3(b) and 4(a)(ii) above, MIHI may not exercise demand or piggyback rights with respect to the Founder Shares or Private Placement Warrants (including any shares of common stock of the Company issuable upon exercise thereof) after five (5) and seven (7) years, respectively, from the effective date of the Registration Statement and may not exercise demand rights on more than one occasion.

(b) MIHI agrees that it will not be permitted to exercise any Private Placement Warrants after the five-year anniversary of the effective date of the Registration Statement.

(c) The Founder Shares may not be transferred, assigned or sold (except (x) to certain permitted transferees as described in the Registration Statement, including as described and agreed by the parties hereto under paragraph 1 of this agreement and (y) by MIHI to its affiliates) until the earlier to occur of: (1) one year after the consummation by the Company of a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination (“Business Combination”) and (2) the date following the completion of the Business Combination on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of its shareholders having the right to exchange their shares of common stock for cash, securities or other property. Notwithstanding the foregoing, if the closing price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, the Founder Shares will be released from the lockup. The Founder Shares shall contain a legend reflecting the foregoing lockup.

(d) MIHI will not, without the prior written consent of the Representative, offer, sell, contract to sell, hypothecate, pledge, hedge, grant any option to purchase or otherwise dispose of or agree to dispose of (or enter into any transaction that is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by MIHI or any affiliate of the undersigned or any person in privity with MIHI or any affiliate of MIHI), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the Securities and Exchange Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any units, Class A common stock, Class B common stock, warrants or any securities convertible into, or exercisable, or exchangeable for, common stock or publicly announce an intention to effect any such transaction, for a period of 180 days after the date of the Underwriting Agreement. MIHI acknowledges and agrees that, prior to the effective date of any release or waiver, of the restrictions set forth in Sections 4(a), 5(c) and 5(d), the Company shall announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted shall only be effective two business days after the publication date of such press release. The provisions of this paragraph will not apply if the release or waiver is effected solely to permit a transfer not for consideration and the transferee has agreed in writing to be bound by the same terms described herein to the extent and for the duration that such terms remain in effect at the time of the transfer.

(e) If the Sponsor deems it necessary in order to facilitate a Business Combination for the holders of the Founder Shares or Private Placement Warrants to forfeit, transfer, exchange or amend the terms of all or any portion of such securities or to enter into any other arrangements with respect to such securities to facilitate the consummation of the Business Combination (each, a “Change in Investment”), upon reasonable notice thereto, MIHI will enter into any such agreement or arrangement to implement the Change in Investment or otherwise facilitate or take any reasonable action to affect or permit any Change in Investment pro rata with all other holders of Founder Shares or Private Placement Warrants, as the case may be; provided, however, that to the extent any Change in Investment and/or related transactions would, or would be reasonably expected to, adversely affect MIHI with respect to its holdings of Founder Shares or Private Placement Warrants compared to any other then current or prospective holder of Founder Shares or Private Placement Warrants, the prior written consent of MIHI shall be required.

(f) MIHI hereby agrees that it does not have any right, title, interest or claim of any kind in or to any monies to be held in the trust account of the Company to be formed in connection with the IPO with respect to the Founder Shares or Private Placement Warrants and waives any claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company with respect to the subject matter herein and will not seek recourse against the trust account for any such reason.

(g) MIHI hereby waives any right to exercise redemption rights with respect to any Founder Shares transferred hereunder (or to sell such Founder Shares to the Company in a tender offer) and agrees that it will not seek redemption with respect to such shares in connection with any vote to approve a Business Combination or an amendment to the Company’s Amended and Restated Certificate of Incorporation prior thereto.

(h) MIHI represents and warrants that: (i) it has been advised that the Founder Shares and Private Placement Warrants have not been registered under the Securities Act; (ii) it is receiving the Founder Shares and purchasing the Private Placement Warrants for its account for investment purposes only; (iii) it has no present intention of selling or otherwise disposing of the Founder Shares or Private Placement Warrants in violation of the securities laws of the United States; (iv) it is an “accredited investor” as defined by Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended; (v) it has had both the opportunity to ask questions and receive answers from the officers and directors of the Company and all persons acting on its behalf concerning the terms and conditions of the offer made hereunder; (vi) it is familiar with the proposed business, management, financial condition and affairs of the Company; (vii) it has full power, authority and legal capacity to execute and deliver this letter and any documents contemplated herein or needed to consummate the transactions contemplated in this letter; and (viii) this letter constitutes the legal, valid and binding obligation of MIHI and is enforceable against it.

6. This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

7. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in such state. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America located in the Borough of Manhattan in the City of New York or the courts of the State of New York in each case located in the Borough of Manhattan in the City of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any such court, as to which such jurisdiction is non-exclusive) of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit, action or other proceeding brought in any such court has been brought in an inconvenient forum.

8. This Agreement may be executed and delivered (including by facsimile transmission or by electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature page follows.]

Sincerely,

IBIS CAPITAL SPONSOR II EDTECHX LLC

By:
Name:
Title:

EDTECHX HOLDINGS ACQUISITION CORP. II

By:
Name:
Title:

Acknowledged and Agreed:

MIHI LLC

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Letter Agreement re Founder Share and Private Placement Warrant Transfer]